The Honourable Ken Krawetz
Deputy Premier
Minister of Finance

SASKATCHEWAN BUDGET UPDATE
13-14

BALANCED GROWTH

3RD QUARTER
FINANCIAL REPORT

3rd Quarter Financial Report Government of Saskatchewan February 14, 2014

2013-14 3rd Quarter Financial Report General Revenue Fund Update

INTRODUCTION

2013 was another strong year for the province in terms of both population and employment growth.

Many other economic indicators were similarly strong.  Thus far, Saskatchewan has posted:

●	The fastest growth among provinces in wholesale trade,

●	The second-fastest growth in average weekly earnings and manufacturing sales, and

●	The third-fastest growth in retail sales, value of building permits and investment in new housing construction.

The outlook for the global economy in 2014 and beyond is generally positive, which bodes well for Canada and Saskatchewan.

An improving U.S. economy suggests a continued strengthening of the U.S. dollar, with a corresponding weakening in the Canadian dollar.

●	The private sector now sees an exchange rate below 92 US cents for 2014.

The lower U.S. / Canadian dollar exchange rate is generally positive for the Saskatchewan economy, as the products produced here are less expensive to our foreign purchasers.

SASKATCHEWAN ECONOMIC INDICATORS
							Change from
	2011		2012		2013		2012
Population at July 1 (000s)	1,066.3		1,087.5		1,108.3		20.8

					2013		January
Per Cent Change Unless Noted Otherwise	2007-12	Rank	2012	Rank	(year-to-date)	Rank	through
Employment Growth (000s)	32.7	2*	11.3	2*	18.2	1*	Dec.
Unemployment Rate (%)	4.7	lowest	4.7	2nd lowest	4.0	lowest	Dec.
Consumer Price Index	10.4	7th lowest	1.6	3rd lowest	1.5	6th lowest	Dec.
Average Employment Weekly Earnings	22.7	3	4.8	2	3.3	2	Nov.
Retail Sales	34.0	1	7.6	7	3.4	3	Nov.
Wholesale Trade	48.1	1	2.5	2	8.7	1	Nov.
New Motor Vehicles Sales	24.1	2	10.6	2	5.3	6	Nov.
Manufacturing Sales	36.0	2	14.0	2	7.6	2	Nov.
International Exports	62.7	1	6.4	2	4.6	6	Dec.
Value of Building Permits	89.1	1	19.1	2	1.1	3	Dec.
Housing Starts	65.9	1	41.8	1	-16.8	6	Dec.
Investment in New Housing Construction	130.0	1	35.0	1	1.6	3	Nov.
Investment in Non-residential Building Construction	96.6	2	22.4	1	-5.8	7	Dec.
Source: Statistics Canada
* These rankings are based on annual growth rates.

2013-14 3rd Quarter Financial Report | GRF Update   1

While the resource sector is performing better in 2013 than in 2012, it is not as strong as expected at mid-year.

●	Oil production is higher than previously expected, but lower prices and a wider differential mean 2013-14 oil revenue is now forecast to be $73.7 million below the mid-year projection.

●	Potash revenue is also expected to be down $71.9 million from the mid-year projection, reflecting both lower prices and lower sales volumes.

●	The Resource Surcharge is expected to be down $25.0 million from mid-year as a result of the reduced oil and potash forecasts.

When combined with a very strong February Crown land sale result, non-renewable resource revenue is now expected to be down $121.5 million from mid-year – down $118.7 million from budget.

As a result, total provincial revenue is now forecast to be down $110.3 million from mid-year – down $144.2 million from budget.

Expense continues to be managed effectively.  Since mid-year, expense has increased $40.3 million – an increase of $48.4 million from budget.

Expense increases from budget have been limited to funding increases for provincial disaster assistance, funding for disability initiatives, the Emergency Flood Damage Reduction Program, highways winter maintenance and the Research and Development Tax Credit.

Sixteen ministries and agencies are expected to spend less than budget.

Nonetheless, the significant reduction in non-renewable resource revenue without a corresponding increase in other revenue, results in a $127.8 million pre-transfer deficit.

A transfer of $135.0 million from the Growth and Financial Security Fund will leave a balance of $531.3 million in the fund at year end.

A $467.0 million summary financial surplus was projected at mid-year, and a summary financial surplus continues to be forecast for 2013-14.

Government general public debt will remain at the March 31, 2013 level of $3.8 billion.

SURVEY OF CANADIAN DOLLAR FORECASTS
	2014	2015	Release
	(US cents)		Date
IHS Global Insight	94.90	95.10	Jan-14
Conference Board of Canada	96.00	98.00	Dec-13
The Centre for Spatial Economics	93.50	93.40	Feb-14
TD Bank	86.96	88.69	Jan-14
RBC	91.74	86.96	Jan-14
BMO	90.19	93.78	Jan-14
CIBC	90.70	94.79	Jan-14
Laurentian Bank	93.25	97.00	Jan-14
Scotiabank	87.25	89.00	Jan-14
Private Sector Average	91.61	92.97
2013-14 Budget	99.80	98.30
2013-14 Mid-Year Report	96.50	96.00

   2  2013-14 3rd Quarter Financial Report | GRF Update

FINANCIAL OVERVIEW

The 2013-14 third quarter report shows:

●	revenue is forecast to be down $144.2 million or 1.2 per cent from budget; and,

●	expense is forecast to be up $48.4 million or 0.4 per cent from budget.

As a result, a deficit of $127.8 million is forecast on a pre-transfer basis. A transfer of $135.0 million from the Growth and Financial Security Fund (GFSF) yields a GRF surplus forecast of $7.2 million.

2013-14 GRF 3rd Quarter Financial Overview
	Budget	Mid-Year	3rd Quarter	Change from
	Estimate	Projection	Forecast	Budget	Mid-Year
	(millions of dollars)
Revenue	11,607.3	11,573.4	11,463.1	(144.2)	(110.3)
Expense	11,542.5	11,550.6	11,590.9	48.4	40.3
Pre-Transfer Surplus (Deficit)	64.8	22.8	(127.8)	(192.6)	(150.6)
Transfer (to) GFSF	(32.4)	(11.4)	-	32.4	11.4
Transfer from GFSF	-	-	135.0	135.0	135.0
Net Transfer from (to) GFSF	(32.4)	(11.4)	135.0	167.4	146.4
GRF Surplus	32.4	11.4	7.2	(25.2)	(4.2)

GFSF Opening Balance *	662.7	666.3	666.3	3.6	-
Net Transfer from (to) GRF	32.4	11.4	(135.0)	(167.4)	(146.4)
GFSF Balance	695.1	677.7	531.3	(163.8)	(146.4)
GFSF Balance - Security	512.7	516.3	381.3	(131.4)	(135.0)
GFSF Balance - Growth	182.4	161.4	150.0	(32.4)	(11.4)

Government Debt	3,807.6	3,804.8	3,804.8	(2.8)	-
* Mid-Year Projection and 3rd Quarter Forecast of 2013-14 opening balance incorporate 2012-13 actual transfers to the GFSF and reflect actual 2013-14 opening balance of $666.3M.

The transfer of $135.0 million from the Growth and Financial Security Fund will leave a balance of $531.3 million in the GFSF at the end of 2013-14.

Government general public debt is forecast to be $3.8 billion at the end of 2013-14, down $2.8 million from budget.

   2013-14 3rd Quarter Financial Report | GRF Update    3

REVENUE UPDATE

The 2013-14 Budget estimated GRF revenue at $11,607.3 million.

At mid-year, GRF revenue was projected to decrease $33.9 million, largely as a result of lower potash revenue.

At third quarter, GRF revenue is forecast to decrease $110.3 million from the mid-year projection, primarily due to lower oil and potash forecasts.

In total, GRF revenue is forecast to be $11,463.1 million, a decrease of $144.2 million (1.2 per cent) from budget.

Revenue Reconciliation
(millions of dollars)

Budget Estimate	$11,607.3
Mid-Year Total Change	- 33.9
Mid-Year Projection	11,573.4

3rd Quarter Changes
Oil	- 73.7
Potash	- 71.9
Resource Surcharge	- 25.0
Crown Land Sales	+ 39.9
Other net changes	+ 20.4
3rd Quarter Total Change	- 110.3

Total Change
Budget to 3rd Quarter	- 144.2

3rd Quarter Forecast	$11,463.1

Oil revenue is forecast to decrease $73.7 million from mid-year, primarily due to a lower average West Texas Intermediate (WTI) oil price forecast and a larger light-heavy differential, partially offset by a lower exchange rate forecast.

At third quarter, the average 2013-14 WTI oil price is forecast at US$98.13 per barrel, down from the mid-year projection of US$99.78 per barrel.

The light-heavy differential forecast has increased from 16.4 per cent at mid-year to 19.9 per cent at third quarter.

These negative impacts on oil revenue are partially offset by a lower exchange rate forecast, from 97.0 US cents at mid-year to 95.3 US cents at third quarter.

Potash revenue is forecast to decrease $71.9 million from mid-year primarily due to a lower average price forecast.  The current potash forecast includes a 2013-14 average price of US$325 per KCl tonne (C$560 per K2O tonne), down from the mid-year projection of US$348 (C$589).

In addition, lower forecasts for oil and potash sales values have resulted in a $25.0 million decline in the Resource Surcharge at third quarter.

Crown land sales revenue is $39.9 million higher than mid-year, reflecting higher-than-expected interest in the final two sales of the fiscal year.

All other GRF revenue is forecast to increase a combined $20.4 million from mid-year, largely due to a $16.5 million increase in Individual Income Tax resulting from stronger-than-expected personal income growth in 2013.

   4   2013-14 3rd Quarter Financial Report | GRF Update

EXPENSE UPDATE

The 2013-14 Budget estimated GRF expense at $11,542.5 million.

At mid-year, GRF expense was projected to increase $8.1 million as expense reductions across executive government almost entirely offset spending increases at the Ministry of Government Relations (disaster assistance) and the Ministry of Social Services (disability programs and initiatives).

Savings identified at mid-year continue to hold.  Most ministries, agencies and legislative office are forecast to be below budget in 2013-14.

Expense Reconciliation
(millions of dollars)

Budget Estimate	$11,542.5
Mid-Year Total Change	+ 8.1
Mid-Year Projection	11,550.6

3rd Quarter Changes
Finance	+ 17.2
Water Security Agency	+ 17.0
Highways and Infrastructure	+ 12.8
Government Relations	+ 6.8
Public Service Pensions
and Benefits	+ 2.4
Other net changes	- 15.9
3rd Quarter Total Change	+ 40.3

Total Change
Budget to 3rd Quarter	+ 48.4

3rd Quarter Forecast	$11,590.9

However, emerging pressures are forecast to result in a $40.3 million increase in government expense since mid-year.

In total, GRF expense is forecast to be $11,590.9 million in 2013-14, an increase of $48.4 million (0.4 per cent) from budget.

Expense increases since the Mid-Year Report have occurred in the following five areas.

●	Finance is up $17.2 million from mid-year, primarily due to higher-than-budgeted Research and Development Tax Credit costs for the 2012 tax year.

●	Water Security Agency is up $17.0 million from mid-year to fund existing commitments and enhancements to the Emergency Flood Damage Reduction Program.

●	Highways and Infrastructure is up $12.8 million from mid-year due to higher-than-budgeted road maintenance costs related to snow removal and ice control on provincial highways.

●
Government Relations is up $6.8 million from mid-year, primarily due to higher gaming agreement payments related to increased casino profits in 2012-13 and additional claims under the Provincial Disaster Assistance Program.

●	Finance – Public Service Pensions and Benefits is up $2.4 million from mid-year, primarily due to increases resulting from the recent Collective Bargaining Agreement.

   2013-14 3rd Quarter Financial Report | GRF Update    5

DEBT UPDATE

The GRF borrows for government and Crown corporations.  Public debt is composed of gross debt less sinking funds.

Government general public debt at March 31, 2014 is currently forecast to be $3.8 billion, virtually unchanged from budget and mid-year.

Crown corporations are responsible for the principal and interest payments on their debt.  Crown corporation debt is incurred in the normal course of business, primarily for investment in infrastructure and business development initiatives which provide revenue streams to service the debt.

GRF Debt
	2013-14
	Budget	Mid-Year	3rd Quarter	Change from
Debt as at March 31	Estimate	Projection	Forecast	Budget	Mid-Year
	(millions of dollars)
GRF Government General Public Debt	3,807.6	3,804.8	3,804.8	(2.8)	-
GRF Crown Corporation Public Debt
Crown Corporation General	731.2	658.5	768.7	37.5	110.2
Government Business Enterprise Specific	5,532.7	5,763.6	5,742.8	210.1	(20.8)
GRF Crown Corporation Public Debt	6,263.9	6,422.1	6,511.5	247.6	89.4

GRF Public Debt	10,071.5	10,226.9	10,316.3	244.8	89.4
Guaranteed Debt	183.1	198.4	209.3	26.2	10.9

Crown corporation debt is divided into two components: Crown corporation general debt and Government business enterprise (GBE) specific debt.

Crown corporation general public debt is forecast to be $768.7 million, an increase of $37.5 million from budget and an increase of $110.2 million from mid-year.  GBE specific public debt is forecast to be $5.7 billion, an increase of $210.1 million from budget and a decrease of $20.8 million from mid-year.

Taken together, Crown corporation public debt is currently forecast to be $6.5 billion, an increase of $247.6 million from budget and an increase of $89.4 million from mid-year, mainly for SaskPower.

   6   2013-14 3rd Quarter Financial Report | GRF Update

2013-14 THIRD QUARTER FINANCIAL REPORT
GENERAL REVENUE FUND

Schedule of Revenue Schedule of Expense Schedule of Debt

   2013-14 3rd Quarter Financial Report | GRF Update    7

2013-14 Third Quarter Financial Report
Province of Saskatchewan
General Revenue Fund
Schedule of Revenue
	Budget	Mid-Year	3rd Quarter	Change from
	Estimate	Projection	Forecast	Budget	Mid-Year
	(thousands of dollars)

Corporation Income	986,800	1,012,300	1,016,400	29,600	4,100
Fuel	526,100	520,100	513,400	(12,700)	(6,700)
Individual Income	2,445,500	2,445,500	2,462,000	16,500	16,500
Provincial Sales	1,401,400	1,341,400	1,341,400	(60,000)	-
Tobacco	295,300	295,300	290,300	(5,000)	(5,000)
Other	336,500	347,000	352,000	15,500	5,000
Taxes	5,991,600	5,961,600	5,975,500	(16,100)	13,900

Crown Land Sales	111,400	66,300	106,200	(5,200)	39,900
Natural Gas	9,600	11,100	15,900	6,300	4,800
Oil	1,441,200	1,596,500	1,522,800	81,600	(73,700)
Potash	519,900	412,700	340,800	(179,100)	(71,900)
Resource Surcharge	488,800	488,800	463,800	(25,000)	(25,000)
Other	99,700	98,000	102,400	2,700	4,400
Non-Renewable Resources	2,670,600	2,673,400	2,551,900	(118,700)	(121,500)

Crown Investments Corporation of Saskatchewan	180,000	180,000	180,000	-	-
- Special Dividend	16,600	19,400	19,400	2,800	-
Saskatchewan Liquor and Gaming Authority	491,800	474,300	474,300	(17,500)	-
Other Enterprises and Funds	60,300	60,300	58,800	(1,500)	(1,500)
Transfers from Crown Entities	748,700	734,000	732,500	(16,200)	(1,500)

Fines, Forfeits and Penalties	19,400	19,400	19,900	500	500
Investment Income	89,400	89,400	91,900	2,500	2,500
Motor Vehicle Fees	183,300	183,300	193,300	10,000	10,000
Other Licences and Permits	26,200	26,200	26,600	400	400
Sales, Services and Service Fees	132,800	132,800	120,200	(12,600)	(12,600)
Transfers from Other Governments	16,900	23,200	23,700	6,800	500
Other	100,000	100,000	100,000	-	-
Other Revenue	568,000	574,300	575,600	7,600	1,300
Own-Source Revenue	9,978,900	9,943,300	9,835,500	(143,400)	(107,800)

Canada Health Transfer	959,200	960,300	960,300	1,100	-
Canada Social Transfer	377,900	388,900	388,900	11,000	-
Other	291,300	280,900	278,400	(12,900)	(2,500)
Transfers from the Government of Canada	1,628,400	1,630,100	1,627,600	(800)	(2,500)
Revenue	11,607,300	11,573,400	11,463,100	(144,200)	(110,300)

   8   2013-14 3rd Quarter Financial Report | GRF Update

2013-14 Third Quarter Financial Report
Province of Saskatchewan
General Revenue Fund
Schedule of Expense
	Budget	Mid-Year	3rd Quarter	Change from
	Estimate	Projection	Forecast	Budget	Mid-Year
	(thousands of dollars)

Ministries and Agencies
Advanced Education	787,716	782,416	782,416	(5,300)	-
Agriculture	406,860	402,785	402,785	(4,075)	-
Central Services	74,045	73,304	73,304	(741)	-
Economy	275,517	274,078	274,078	(1,439)	-
Education	1,381,540	1,378,833	1,377,514	(4,026)	(1,319)
- Teachers' Pensions and Benefits	321,944	322,244	313,977	(7,967)	(8,267)
Environment	163,275	161,606	161,606	(1,669)	-
Executive Council	17,818	17,640	17,640	(178)	-
Finance	68,788	68,100	85,250	16,462	17,150
- Public Service Pensions and Benefits	291,076	291,076	293,453	2,377	2,377
Finance Debt Servicing	340,000	335,000	331,000	(9,000)	(4,000)
Government Relations	477,309	520,895	527,657	50,348	6,762
Health	4,841,661	4,793,661	4,793,661	(48,000)	-
Highways and Infrastructure	423,336	419,136	431,936	8,600	12,800
Innovation Saskatchewan	28,006	27,726	27,726	(280)	-
Justice	541,975	541,975	541,975	-	-
Labour Relations and Workplace Safety	18,440	18,254	17,853	(587)	(401)
Parks, Culture and Sport	104,765	103,718	102,349	(2,416)	(1,369)
Saskatchewan Research Council	19,743	19,743	19,743	-	-
SaskBuilds Corporation	8,300	8,217	8,217	(83)	-
Social Services	889,607	929,107	929,107	39,500	-
Water Security Agency	15,480	15,480	32,480	17,000	17,000

Legislative Assembly and its Officers
Advocate for Children and Youth	2,195	2,456	2,456	261	-
Chief Electoral Officer	3,800	3,800	3,500	(300)	(300)
Conflict of Interest Commissioner	148	148	148	-	-
Information and Privacy Commissioner	1,116	1,116	1,101	(15)	(15)
Legislative Assembly	26,257	26,285	26,111	(146)	(174)
Ombudsman	3,354	3,354	3,354	-	-
Provincial Auditor	8,457	8,457	8,457	-	-

Expense	11,542,528	11,550,610	11,590,854	48,326	40,244

   2013-14 3rd Quarter Financial Report | GRF Update    9

2013-14 Third Quarter Financial Report
Province of Saskatchewan
General Revenue Fund
Schedule of Debt
	2013-14
	Budget	Mid-Year	3rd Quarter	Change from
Debt as at March 31	Estimate	Projection	Forecast	Budget	Mid-Year
	(thousands of dollars)

Government General Public Debt	3,807,590	3,804,817	3,804,817	(2,773)	-

Crown Corporation General Public Debt
Information Services Corporation
of Saskatchewan	9,935	-	-	(9,935)	-
Municipal Financing Corporation
of Saskatchewan	5,300	15,289	115,289	109,989	100,000
Saskatchewan Housing Corporation	23,955	23,610	23,610	(345)	-
Saskatchewan Opportunities Corporation	34,876	34,849	34,849	(27)	-
Saskatchewan Power Corporation	94,146	94,070	94,070	(76)	-
Saskatchewan Telecommunications
Holding Corporation	102,900	118,200	155,300	52,400	37,100
Saskatchewan Water Corporation	62,248	19,403	22,503	(39,745)	3,100
SaskEnergy Incorporated	397,859	353,068	323,105	(74,754)	(29,963)
Crown Corporation General Public Debt	731,219	658,489	768,726	37,507	110,237

Government Business Enterprise Specific Public Debt
Municipal Financing Corporation
of Saskatchewan	242,647	242,612	147,612	(95,035)	(95,000)
Saskatchewan Gaming Corporation	6,000	6,000	6,000	-	-
Saskatchewan Liquor and Gaming Authority	125,000	125,000	125,000	-	-
Saskatchewan Power Corporation	3,888,933	4,094,588	4,094,588	205,655	-
Saskatchewan Telecommunications
Holding Corporation	608,659	609,360	634,373	25,714	25,013
Saskatchewan Water Corporation	-	25,605	24,737	24,737	(868)
SaskEnergy Incorporated	661,486	660,457	710,467	48,981	50,010
Government Business Enterprise Specific Public Debt	5,532,725	5,763,622	5,742,777	210,052	(20,845)

Public Debt	10,071,534	10,226,928	10,316,320	244,786	89,392

Public Debt by Category
Government General Gross Debt	4,862,223	4,869,068	4,869,068	6,845	-
Government General Sinking Funds	(1,054,633)	(1,064,251)	(1,064,251)	(9,618)	-
Government General Public Debt	3,807,590	3,804,817	3,804,817	(2,773)	-

Crown Corporation Gross Debt	6,905,022	7,070,757	7,160,891	255,869	90,134
Crown Corporation Sinking Funds	(641,078)	(648,646)	(649,388)	(8,310)	(742)
Crown Corporation Public Debt	6,263,944	6,422,111	6,511,503	247,559	89,392

Public Debt	10,071,534	10,226,928	10,316,320	244,786	89,392

Guaranteed Debt	183,067	198,361	209,310	26,243	10,949

    10   2013-14 3rd Quarter Financial Report | GRF Update

The Honourable Ken Krawetz
Deputy Premier
Minister of Finance

SASKATCHEWAN BUDGET UPDATE
13-14

3RD QUARTER
FINANCIAL REPORT